ARTICLES OF INCORPORATION
                                    OF
                           I-LINK WORLDWIDE INC.


  The undersigned natural person, being over the age of eighteen (18) years, acting as sole incorporator of a corporation under the Utah Revised Business Corporation Act, as codified at Section 16-10a-101, et seq. (the "Act"), adopts the following Articles of Incorporation for such corporation.

                                 ARTICLE I
                                   NAME
  The name of the corporation is I-Link Worldwide Inc. (the "Corporation").

                                ARTICLE II
                                  PURPOSE
  The Corporation is organized to engage in any lawful act or activity for which corporations may be organized under the Act.

                                ARTICLE III
                            AUTHORIZED CAPITAL
  The total number of shares which the Corporation shall have authority to issue is One Hundred (100). All of the authorized shares shall be designated common stock and shall have a par value of One Cent ($.01) per share. The common stock shall have unlimited voting rights as provided in the Act and shall be entitled to receive the net assets of the Corporation upon dissolution.

                                ARTICLE IV
                        REGISTERED OFFICE AND AGENT
  The street address of the initial registered office of the Corporation is 201 South Main Street, Suite 1800, Salt Lake City, Utah 84111. The name of the corporation's initial registered agent at that address is Prentice Hall Legal
& Financial Services.
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                                 ARTICLE V
                        INITIAL BOARD OF DIRECTORS
  One director shall constitute the initial board. The name and address of the person who is to serve as the director until the first annual meeting or until his successor is elected and has qualified is:
  Clay Wilkes              One Chisholm Trail, Suite 4250
                           Round Rock, Texas  78681

                                ARTICLE VI
                   LIMITATION OF LIABILITY OF DIRECTORS
  To the fullest extent permitted by the Act or any other applicable law as now in effect or as may hereafter be amended, a director of this corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director.

                               ARTICLE VII
                               INCORPORATOR
  The name and address of the incorporator is:
  William D. Holyoak               201 South Main Street, Suite 1800
                                   Salt Lake City, Utah  84111


  DATED this 2nd day of February, 1996.


                                    /s/ William D. Holyoak
                                   ________________________________
                                   William D. Holyoak, Incorporator
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                      ACKNOWLEDGEMENT OF REGISTERED AGENT

  The undersigned hereby accepts and acknowledges appointment as initial registered agent of the corporation named above.

                                           PRENTICE HALL LEGAL &
                                               FINANCIAL SERVICES


                                            /s/ Unknown signature
                                           ________________________________
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